A special meeting of each fund's shareholders was held on September 5, 2014. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A, B
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	687,490,189.03	95.996
Withheld	28,678,073.55	4.004
TOTAL	716,168,262.58	100.000
James C. Curvey
Affirmative	686,640,141.45	95.877
Withheld	29,528,121.13	4.123
TOTAL	716,168,262.58	100.000
Albert R. Gamper, Jr.
Affirmative	685,880,340.57	95.771
Withheld	30,287,922.01	4.229
TOTAL	716,168,262.58	100.000
Arthur E. Johnson
Affirmative	685,617,929.44	95.734
Withheld	30,550,333.14	4.266
TOTAL	716,168,262.58	100.000
Abigail P. Johnson
Affirmative	685,740,510.02	95.751
Withheld	30,427,752.56	4.249
TOTAL	716,168,262.58	100.000
Robert F. Gartland
Affirmative	684,299,694.57	95.550
Withheld	31,868,568.01	4.450
TOTAL	716,168,262.58	100.000
Michael E. Kenneally
Affirmative	682,582,366.40	95.310
Withheld	33,585,896.18	4.690
TOTAL	716,168,262.58	100.000
James H. Keyes
Affirmative	682,418,057.84	95.287
Withheld	33,750,204.74	4.713
TOTAL	716,168,262.58	100.000
Marie L. Knowles
Affirmative	682,932,832.22	95.359
Withheld	33,235,430.36	4.641
TOTAL	716,168,262.58	100.000
Kenneth L. Wolfe
Affirmative	681,496,539.34	95.159
Withheld	34,671,723.24	4.841
TOTAL	716,168,262.58	100.000
A Denotes trust-wide proposal and voting results.
B Effective on or about the close of business on September 30, 2014.